Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

QCR Holdings, Inc. Completes Private Placements of Subordinated Notes

Moline, IL, September 15, 2025, QCR Holdings, Inc. (NASDAQ: QCRH) (the “Company”) today announced that it has completed private placements of $70 million in aggregate principal amount subordinated notes. The private placements were issued in two separate tranches consisting of $50 million in aggregate principal amount of 6.875% Fixed-to-Floating Rate Subordinated Notes due September 2035 (the “2035 Notes”) and $20 million in aggregate principal amount of 7.225% Fixed-to-Floating Subordinated Notes due September 2037 (the “2037 Notes”). The Company intends to use the net proceeds from the private placements for general corporate purposes, including the previously-announced redemption of the Company’s subordinated notes.

“These new issuances align with the Company’s July 25, 2025 announced redemption of $70 million in callable subordinated notes,” said Todd A. Gipple, President and Chief Executive Officer. “Maintaining this component of our Tier 2 capital is a prudent step that supports our long-term growth strategy and reinforces our financial strength.”

“Our relationship-based community banking model continues to generate exceptional opportunities,” Mr. Gipple added. “We successfully placed the entire new issuance privately with a local company that shares our commitment to relationships and serving the communities in which we live and work. The 2035 Notes of $50 million carry a very competitive rate of 6.875%, and when combined with the 2037 Notes, the blended rate is below 7%, highlighting the strength of this transaction.”

The 2035 Notes will bear interest at a fixed rate of 6.875% per year from, and including, September 15, 2025 to, but excluding, September 15, 2030, and from, and including, September 15, 2030 to, but excluding, September 15, 2035 (or earlier redemption date) the interest rate will reset quarterly to a floating rate, which is expected to be the then current three-month term SOFR plus 350 basis points. The 2035 Notes are redeemable by the Company, in whole or in part, on or after September 15, 2030, and at any time upon the occurrence of certain events.

The 2037 Notes will bear interest at a fixed rate of 7.225% per year from, and including, September 15, 2025 to, but excluding, September 15, 2032, and from, and including September 15, 2032 to, but excluding, September 15, 2037 (or earlier redemption date) the interest rate will reset quarterly to a floating rate, which is expected to be the then current three-month term SOFR plus 375 basis points. The 2037 Notes are redeemable by the Company, in whole or in part, on or after September 15, 2032, and at any time upon the occurrence of certain events.

Barack Ferrazzano Kirschbaum & Nagelberg LLP served as legal counsel to the Company.

About Us

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company serving the Quad Cities, Cedar Rapids, Cedar Valley, Des Moines/Ankeny and Springfield communities through its wholly owned subsidiary banks. The banks provide full-service commercial and consumer banking and trust and wealth management services. Quad City Bank & Trust Company, based in Bettendorf, Iowa, commenced operations in 1994, Cedar Rapids Bank & Trust Company, based in Cedar Rapids, Iowa, commenced operations in 2001, Community State Bank, based in Ankeny, Iowa, was acquired by the Company in 2016, and Guaranty Bank, based in Springfield, Missouri, was acquired by the Company in 2018. Additionally, the Company serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company. The Company has 36 locations in Iowa, Missouri, and Illinois. As of June 30, 2025, the Company had $9.2 billion in assets, $6.8 billion in loans and $7.3 billion in deposits. For additional information, please visit the Company’s website at www.qcrh.com.

Contacts:

Nick W. Anderson

Chief Financial Officer

(309) 743-7707

nanderson@qcrh.com